CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Loeb King Trust and to the use of our report dated October 30, 2014 on the financial statements and financial highlights of Loeb King Asia Fund and Loeb King Alternative Strategies Fund, each a series of shares of beneficial interest in the Loeb King Trust.  Such financial statements and financial highlights appear in the August 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
December 18, 2014